Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Park Aerospace Corp.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-231986) of our report, dated June 11, 2024 with respect to the consolidated financial statements of Park Aerospace Corp. and subsidiaries included in this Annual Report on Form 10K for the year ended March 3, 2024.

/s/ CohnReznick LLP

Parsippany, New Jersey

June 11, 2024